NATIONWIDE LIFE INSURANCE COMPANY

10350 ORMSBY PARK PLACE

LOUISVILLE, KY 40223

RETURN OF PREMIUM DEATH BENEFIT OPTION

GUARANTEED MINIMUM DEATH BENEFIT (“GMDB”) OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Option Effective Date stated in the Return of Premium Death Benefit Option Option Specifications Page (“Option Specifications Page”). This option is only available at the time of application.

To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract accordingly. Terms not defined in this option have the meaning given to them in the Contract.

On the Option Effective Date, the Annuitant must be no older than the Maximum Annuitant Age shown on the Option Specifications Page, and the Contingent Annuitant, if applicable, must be no older than the Maximum Contingent Annuitant Age shown on the Option Specifications Page. The benefits described in this option will cease upon termination of the Contract or Annuitization.

The value of the Return of Premium Death Benefit described in this option cannot be Surrendered, in full or in part, until after the death of the Annuitant.

This option is irrevocable. However, because the purpose of this option is to provide a guaranteed minimum death benefit to the Contract Owner, the option will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in item #3 of the Termination section of this option.

Reports

Before Annuitization, the annual report provided for in the Contract will include the value of this guaranteed minimum death benefit option as of the end of the then current calendar year.

Additional Charge

When this option is elected, Nationwide deducts an additional charge, the Option Charge. The Option Charge is shown on the Option Specifications Page, and is assessed as a percentage of the then current value of the Death Benefit as described herein on each Contract Anniversary until Annuitization. The Option Charge is deducted proportionally from the elected Sub-Accounts at the time the charge is taken. A prorated charge for any partially completed Contract Year will also be deducted upon full Surrender of the Contract. This charge will cease upon Annuitization or if the Contract is terminated and will not increase as long as the Contract remains in-force.

Definitions

The following definitions are added to the Contract:

Annual Adviser Fee Allowance - Is equal to the Annual Adviser Fee Allowance Percentage shown on the Option Specifications Page multiplied by the average daily Contract Value as of the Valuation Date that the partial Surrender to pay investment advisory fees is taken, adjusted for partial Surrenders taken to pay investment advisory fees during the current Contract Year. The Annual Adviser Fee Allowance is determined on the Valuation Date each such partial Surrender occurs as an annualized rate of the average Contract Value of the current Contract Year.

Co-Annuitant - The person designated by the Contract Owner to receive the Spousal Protection Death Benefit Feature.

Excess Adviser Fee - The portion of each partial Surrender from the Contract to pay investment advisory fees in excess of the Standard Adviser Fee for the current Contract Year.

ICC18-VARR-0118AO	1	(Compact - Standard) (2/2019)

Standard Adviser Fee - A partial Surrender from the Contract to pay investment advisory fees that is less than or equal to the Annual Adviser Fee Allowance for the current Contract Year.

Parties to the Contract

The following party is added to the Contract.

Co-Annuitant

Co-Annuitants may be named for the sole purpose of utilizing the Spousal Protection Death Benefit Feature. The Co-Annuitants must be spouses and must be no older than the Maximum Co-Annuitant Age shown on the Option Specifications Page at the time of Contract issuance unless Nationwide approves a request for a Co-Annuitant to be older. If either Co-Annuitant dies before the Annuitization date, the surviving Co-Annuitant may continue the Contract and will receive the benefit of the Spousal Protection Death Benefit Feature as described in the Spousal Protection Death Benefit Feature section of this option.

One of the Co-Annuitants must be treated as the Annuitant for purposes of payment under an annuity payment option.

Return of Premium Death Benefit

Except in the case where the Contract Owner is changed or the Contract is assigned, if the Annuitant dies before the Annuitization Date, the dollar amount of the Death Benefit is equal to the greater of:

1.	Contract Value; or

2.	Total Purchase Payments made to the Contract reduced by any applicable Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender.

The Death Benefit described above is adjusted in cases where a Contract has cumulative Purchase Payments that are more than the Maximum Purchase Payments for Death Benefit Adjustment shown on the Option Specifications Pages.

The adjustment is calculated using the following formula:

A x F + B x (1 - F)

Where:

A =

The greater of: (1) the Contract Value; or (2) total Purchase Payments made to the Contract reduced by any applicable Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender.

B =	The Contract Value.
F =	The ratio of the Maximum Purchase Payments for Death Benefit Adjustment shown on the Option Specifications Pages to the sum of all Purchase Payments.

Standard Adviser Fees and Excess Adviser Fees

To take partial Surrenders to pay investment advisory fees, the investment adviser and Contract Owner must complete an authorization form specified by Nationwide. Partial Surrenders to pay investment advisory fees will reduce the Contract Value by the gross dollar amount withdrawn. For purposes of this option, Standard Adviser Fees will not reduce the Death Benefit value. Excess Adviser Fees will reduce the Death Benefit value by the greater of (a) or (b), where:

a	= the gross dollar amount of the Excess Adviser Fees.

b	= a figure representing the proportional amount of the Excess Adviser Fees. This amount is determined by the following formula:

gross dollar amount of the Excess Adviser Fees	X	Purchase Payments, adjusted for any applicable Surrender
Contract Value (reduced by Standard Adviser Fees withdrawn)

Change of Contract Owner or Assignment

If the Contract Owner is changed or the Contract is assigned prior to the death of the Annuitant, the Return of Premium Death Benefit is terminated, and the Death Benefit will be the Contract Value, except as follows:

ICC18-VARR-0118AO	2	(Compact - Standard) (2/2019)

(1)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(2)	ownership of a Contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

(3)

the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(4)	the change is merely the removal of a Joint Owner.

Spousal Protection Death Benefit Feature

The Spousal Protection Death Benefit Feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse. In order to take advantage of this benefit the following will apply:

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2)	The spouses must be Co-Annuitants. On the Option Effective Date, the spouses must be no older than the Maximum Co-Annuitant Age shown on the Option Specifications Page.

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.
(4)

No other person may be named as Contract Owner, Annuitant or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)

Death of a Co-Annuitant - Prior to Annuitization, upon the death of the Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. If the chosen Death Benefit is higher than the Contract Value at the time of death, the Contract Value will be adjusted to equal the chosen Death Benefit amount. The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7)

If a Co-Annuitant is added at any time after the Option Effective Date, a copy of the certificate of marriage must be provided and the date of marriage must be after the Option Effective Date. In addition, the Co-Annuitant that is added must be, as of the date the Co-Annuitant is requested to be added, no older than the Maximum Co-Annuitant Age shown on the Option Specifications Page.

The Spousal Protection Death Benefit Feature, if applicable, pays a Death Benefit (in the form of a Contract increase or an actual payment) on the death of each Co-Annuitant. In no event will Nationwide pay the Death Benefit more than twice.

Termination

This option ends upon the earliest of:

(1)	a full Surrender of the Contract;

(2)	Annuitization of the Contract;

(3)	if the Contract Owner is changed or the Contract is assigned, this option will terminate, except as follows:

ICC18-VARR-0118AO	3	(Compact - Standard) (2/2019)

(a)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

Executed for Nationwide by:

Secretary

(c) the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(4)	the Contract Value being reduced to zero.

If this option terminates for any reason, the Option Charge will also terminate.

President

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RETURN OF PREMIUM DEATH BENEFIT OPTION

OPTION SPECIFICATIONS PAGE

Option Effective Date:

Option Charge:

Co-Annuitant:

Maximum Annuitant Age:

Maximum Co-Annuitant Age:

Maximum Contingent Annuitant Age:

Maximum Purchase Payments for

Death Benefit Adjustment:

Annual Adviser Fee Allowance Percentage:

Purchase Payment Limits

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner, Joint Owner, Annuitant, or Co-Annuitant, if applicable, may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any amount not accepted will be returned to the Contract Owner.

ICC18-VARR-0118AO	5	(Compact - Standard) (2/2019)